Exhibit 16.1
July 27, 2010
Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549
RE: Robertson Global Health Solutions Corporation
We have read the statements that we understand Robertson Global Health Solutions Corporation will include in Item 4.01 of the Form 8-K report it will file the recent change of certifying accountant. We agree with such statements made regarding our firm in Item 4.01 of the Form 8-K. We have no basis to agree or disagree with other statements made under Items 4.01, 5.02, 5.03 and 9.01 of the Form 8-K.
Sincerely,

Piercy Bowler Taylor & Kern
Certified Public Accountants

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